Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces First Quarter Results

Net Loss Attributed Primarily to Delays in Contract Start-Up and Temporary Suspension of Activities in the BSL 3 Suite

RICHMOND, VA (May 6, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), a comprehensive provider of contract biotechnology research services to government, industry, and academia, today released its financial results for the first quarter of 2005. The Company’s 10-QSB is expected to be released on or about May 16, 2005.

For the quarter ended March 31, 2005, the Company posted revenues of approximately $1.54 million, which compares to $1.41 million in revenues for the first quarter, 2004 and to $1.52 million for the fourth quarter, 2004. In spite of increased gross revenues, CBI incurred a loss of $299,000 for the first quarter in 2005, compared to net income of approximately $74,000 for the same period in 2004. At the end of the first quarter of 2005, cash balances were approximately $2.77 million, an increase of $32,000 compared to the end of 2004. Net cash flow provided by operating activities for the first quarter of 2005 totaled $216,000.

During the first quarter of 2005 interest, amortization, and depreciation costs were approximately $286,000. Thus, on a net operating loss of about $299,000 for the first quarter, earnings before income tax, depreciation, and amortization expenses for the Company amounted to approximately negative $13,000. Earnings per share for the first quarter amounted to loss of $ 0.09.

For the first quarter, 2005, CBI’s Fairfax Identity Labs (FIL) division recorded gross revenues of nearly $400,000. This represents the first full quarter of operations for CBI’s FIL division, which was acquired in December 2004. Revenue growth in the FIL division exceeded expectations in the areas of private paternity testing and in forensic case analysis. Revenue growth in the FIL division is expected to remain strong as work begins on new contracts in the second quarter, 2005.

In the CBI division, compared to the first quarter, 2004, revenues increased by nearly $160,000 in non-contract lab services, but this increase was largely off-set by decreased revenues from commercial contracts, government contracts, and from clinical trial laboratory support services of approximately $401,000. Government contracting and clinical trial lab support services continue to be steadfast growth areas for the company, and the decrease in first quarter revenues can be directly attributed to delays in contract starts and to temporary suspension of activities in the Company’s BSL3 laboratory suite.

“Obviously, we are disappointed with the results,” said Dr. Robert B. Harris, President and CEO. “Even though the first quarter ranks among our best in terms of gross revenues, we were expecting much more robust performance. In the first quarter, the Company suffered a series of events that adversely affected top line revenues. Continuing delays in the onset of a particular phase I clinical trial analysis contract resulted in delay of nearly $350,000 in estimated revenues for the first quarter, 2005. As recently announced, this trial is now scheduled to begin, and CBI expects to receive patient samples starting in early summer.

“In addition, slower than anticipated patient recruitment for a second clinical trial for which CBI is conducting assay work, resulted in a slowed revenue stream. Compared to expectations, revenues from this particular trial were down about $80,000, but CBI expects to recognize these revenues as patient enrollment ramps up.”

“Finally, CBI experienced a complete shut-down of its BSL3 laboratory suite for nearly a month, while internal quality assurance audits and inspections were completed. In addition, external quality assurance reviews were done by representatives of various federal agencies. As a result of the facility shut-down, we were unable to perform work related to many of our on-going contracts. We estimate that the delayed revenue stream totals nearly $100,000. The labs have since re-opened, and revenues related to these contracts will be realized beginning in the second quarter, 2005.”

“This series of combined events resulted in a push back of more than $500,000 in top line revenues from the first quarter. We expect to recoup these revenues beginning in the second quarter and also beginning in the second quarter, the Company expects to start realizing revenues from the new contracts which were recently announced.”

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that: (a) CBI will receive all fees anticipated under the contracts referenced herein; or (c) CBI’s customers will not terminate such contracts prior to their completion. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.